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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*


                             Artisan Components Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    042923102
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                                 (CUSIP Number)


                                 January 4,2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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            1.        Names of Reporting Persons.
                      I.R.S. Identification Nos. of above persons (entities only).

                      Synopsys, Inc.; I.R.S. ID No. 56-1546236

--------------------------------------------------------------------------------
            2.        Check the Appropriate Box if a Member of a Group
                       (See Instructions)

                      (a)
                          ------------------------------------------------------

                      (b)
                          ------------------------------------------------------

--------------------------------------------------------------------------------
            3.        SEC Use Only

--------------------------------------------------------------------------------
            4.        Citizenship or Place of Organization:   Delaware

--------------------------------------------------------------------------------

Number of             5.    Sole Voting Power:   1,450,000

Shares                ----------------------------------------------------------

Beneficially          6.    Shared Voting Power 0

Owned by              ----------------------------------------------------------

Each Reporting        7.    Sole Dispositive Power:   1,450,000

Person With           ----------------------------------------------------------

                      8.    Shared Dispositive Power 0

--------------------------------------------------------------------------------
            9.        Aggregate Amount Beneficially Owned by Each Reporting
                      Person:

                       1,450,000 shares of common stock

--------------------------------------------------------------------------------
            10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
            11.       Percent of Class Represented by Amount in Row (9)

                      8.9%

--------------------------------------------------------------------------------
            12.       Type of Reporting Person (See Instructions)

--------------------------------------------------------------------------------

                                       CO


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ITEM 1.
               (a)            Name of Issuer:
                              Artisan Components Inc.

               (b)            Address of Issuer's Principal Executive Offices:
                              195 Bordeaux Drive
                              Sunnyvale, California 94089-1210
                              U.S.A.


ITEM 2.
               (a)            Name of Person Filing:
                              Synopsys, Inc.

               (b)            Address of Principal Business Office or, if none,
                                Residence
                              700 East Middlefield Road,  Mountain View, CA,
                                94043-4033

               (c)            Citizenship
                              Delaware Corp/U.S.

               (d)            Title of Class of Securities
                              Common Stock, $0.01 per share par value

               (e)            CUSIP Number
                              45769 F 10 2


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a)            [ ]     Broker or dealer registered under section
                                      15 of the Act (15 U.S.C. 78o).

               (b)            [ ]     Bank as defined in section 3(a)(6) of the
                                      Act (15 U.S.C. 78c).

               (c)            [ ]     Insurance company as defined in section
                                      3(a)(19) of the Act (15
                                      U.S.C. 78c).

               (d)            [ ]     Investment company registered under
                                      section 8 of the Investment Company
                                      Act of 1940 (15 U.S.C 80a-8).

               (e)            [ ]     An investment adviser in accordance with
                                      Section 240.13d-1(b)(1)(ii)(E);

               (f)            [ ]     An employee benefit plan or endowment

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                                      fund in accordance with Section
                                      240.13d-1(b)(1)(ii)(F);

               (g)            [ ]     A parent holding company or control
                                      person in accordance with Section
                                      240.13d-1(b)(1)(ii)(G);

               (h)            [ ]     A savings associations as defined in
                                      Section 3(b) of the Federal Deposit
                                      Insurance Act (12 U.S.C. 1813);

               (i)            [ ]     A church plan that is excluded from the
                                      definition of an investment company under
                                      section 3(c)(14) of the Investment Company
                                      Act of 1940 (15 U.S.C. 80a-3);

               (j)            [ ]     Group, in accordance with Section
                                      240.13d-1(b)(1)(ii)(J).


ITEM 4.        OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)            Amount beneficially owned:
                                1,450,000 shares of common stock.

               (b)            Percent of class:   8.9%

               (c)            Number of shares as to which the person has:

                              (i)      Sole power to vote or to direct
                                       the vote 1,450,000.

                              (ii)     Shared power to vote or to
                                       direct the vote
                                       ___________0_______.

                              (iii)    Sole power to dispose or
                                       to direct the disposition
                                       of 1,450,000.

                              (iv)     Shared power to dispose or
                                       to direct the disposition
                                       of ______0_________.


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

 Not applicable.


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ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.       CERTIFICATION


               (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

                                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   __June 26, 2001_____________
                                   Date

                                   __/s/ Roger Klein____________
                                   Signature

                                   ROGER KLEIN/ASSISTANT SECRETARY
                                   -------------------------------
                                   Name/Title